For Immediate Release
April 23, 2004

               AJS BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

AJS Bancorp, Inc. (Electronic Bulletin Board; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, Midlothian, Illinois today reported consolidated net income of $359,000 for the quarter ended March 31, 2004 as compared to $470,000 for the same quarter in 2003. Basic and diluted earnings were $0.16 and $0.15 per share for the quarter ended March 31, 2004 compared to basic and diluted earnings per share of $0.20 for the quarter ended March 31, 2003. The decrease in net income resulted from a decrease in non-interest income and an increase in non-interest expense during the comparative periods.

Total assets as of March 31, 2004 were $245.2 million, an increase of $6.8 million or 2.9% from $238.4 million at December 31, 2003. Cash due from financial institutions decreased $9.8 million or 49.5% to $10.0 million at March 31, 2004 from $19.8 million at December 31, 2003, while federal funds sold increased to $7.0 million at March 31, 2004. There were no federal funds sold at December 31, 2003. Securities increased by $6.3 million, or 14.8%, to $49.0 million at March 31, 2004 from $42.7 million at December 31, 2003. Loans receivable increased $3.4 million or 2.2% to $159.0 million at March 31, 2004 from $155.6 million at December 31, 2003. The increase in federal funds sold and corresponding decrease in cash due from financial institutions reflects the Company's desire to invest the cash in a higher yielding liquid investment. The increase in securities occurred due to an arrangement whereby the Bank purchased $10.0 million in mortgage backed securities funded by $5.0 million in cash and $5.0 million in fixed rate Federal Home Loan Bank (FHLB) advances. These advances will mature over the next six years. The mortgage-backed securities purchased represent the Company's attempt to lock in a spread between the interest earned on the asset and the lower interest paid on the FHLB advances. The increase in loans reflects new and refinanced commercial and multifamily mortgages loans and, to a lesser extent, single-family loans as customers continued their borrowing activity. Total deposits increased $2.6 million or 1.4% to $186.4 million at March 31, 2004 from $183.8 million at December 31, 2003. The increase was due to greater marketing efforts and higher deposit rates including various rate specials designed to attract deposits for specific time frames. Federal Home Loan Bank advances increased to $21.4 million at March 31, 2004 from $17.0 million at December 31, 2003. The FHLB advances consisted of fixed rate borrowings that were used to fund the purchase of mortgage-backed securities.

The Company had non-performing assets of $1.2 million as of March 31, 2004 and December 31, 2003. The allowance for loan losses was $1.9 million at March 31, 2004 and $2.0 million at December 31, 2003. This represents a ratio of allowance for loan losses to gross loans receivable of 1.20% at March 31, 2004 and 1.24% at December 31, 2003. Subprime loan balances decreased $1.1 million to $17.2 million at March 31, 2004 from $18.3 million at December 31, 2003. The decrease in subprime loans reflects our decision to de-emphasize this type of lending.

Total stockholders' equity increased to $32.3 million at March 31, 2004 from $32.1 million at December 31, 2003. The increase in stockholders' equity was primarily due to net income of $359,000 offset by a decrease in additional paid in capital due to an increase in the liability the Bank has as a result of the put option available on the ESOP, and, to a lesser extent, the repurchase of the Company's stock that took place during the quarter ended March 31, 2004

INCOME INFORMATION -THREE MONTH PERIODS ENDED MARCH 31, 2004 AND 2003: Total interest income decreased by $114,000 or 3.6% to $3.0 million for the quarter ended March 31, 2004 as compared to the same quarter in 2003. The decline was primarily due to lower interest rates earned on these assets due to the continued general decline in market interest rates. Interest income on securities dropped by $212,000 or 31.2% to $468,000 for the quarter ended March 31, 2004 compared to $680,000 for the same period in 2003. The decline was due to lower average balances as well as lower overall interest earned on securities. Interest on interest-earning deposits & other increased $152,000 to $235,000 or 183.1% for the quarter ended March 31, 2004 compared to $83,000 for the same period in 2003. This increase was largely due to higher FHLB stock balances held during the quarter ended March 31, 2004 when compared to the balance in FHLB stock held for the quarter ended March 31, 2003. Interest on federal funds sold declined by $24,000 to $12,000 or 66.7% for the quarter ended March 31, 2004 compared to $36,000 earned for the same period in 2003. This decrease was due to lower average balances held during the 2004 quarter when compared to the 2003 quarter. Average interest earning assets were $231.4 million and $224.4 million during the comparative 2004 and 2003 quarters while the average yield was 5.26% and 5.62%, respectively.

Interest expense on deposits decreased by $137,000 or 12.7% to $942,000 for the quarter ended March 31, 2004 from $1.1 million for the same quarter in 2003. The decrease in the cost of our deposits was primarily due to the general decline in market interest rates and certificates of deposit maturing and renewing at lower rates. The average cost of deposits at March 31, 2004 was 2.04% as compared to 2.39% at March 31, 2003.

Net interest income increased by $29,000 or 1.55% to $1.9 for the quarter ended March 31, 2004. Our net interest rate spread decreased 4 basis points to 3.00% from 3.04% while our net interest margin decreased 4 basis points to 3.28% from 3.32%. The ratio of average interest-earning assets to average interest-bearing liabilities improved to 113.77% for the three months ended March 31, 2004 from 112.41% for the same period in 2003.

There was no provision for loan losses for the three months ended March 31, 2004 or March 31, 2003. Any loan provisions made are based on concerns regarding losses inherent in our loan portfolio. At this time, management felt no additional provisions were necessary. Should any unforeseen risks present themselves however, management may need to increase this provision in the future.

Noninterest income decreased $98,000 to $188,000 for the quarter ended March 31, 2004 from $286,000 for the comparable quarter in 2003. The lower noninterest income was the result of a $41,000 decrease in insurance commissions, a $20,000 decrease in service charges on accounts, and a $37,000 decrease in other noninterest income. The decrease in insurance commissions reflects lower sales of variable and fixed rate annuities. The decrease in service charges on accounts is primarily due a decrease in late fees charged and a decrease in loan closing fees. The decrease in other non-interest income was primarily due to a decrease in gains from the sale of loans and correspondent fees.

Noninterest expense increased $104,000 to $1.5 million for the quarter ended March 31, 2004 from $1.4 million for the comparable quarter in 2003. Salaries and benefits increased $132,000, advertising and promotion costs increased $20,000, and data processing costs increased $22,000. These increases were offset by a decrease in occupancy costs of $71,000. The increase in salaries and benefits was primarily due to increases in the ESOP cost, in the recognition and retention plan (RRP) cost and in group insurance costs. The ESOP cost rose due to an increase in the per share price of the Company's stock. The RRP was approved at the previous year's annual meeting held in May of 2003; therefore there was no comparable expense during the first quarter of 2003. Group insurance expense increased due to normal annual policy increases. The increase in advertising and promotion costs occurred due to various deposit program specials offered during the quarter ended March 31, 2004. Data processing expenses increased due to the Company's new debit card program, as well as growth in the number of accounts the Company services. Occupancy expense decreased due to a reduction in the estimated real estate taxes due on our Wolf Road facility.

Our federal and state taxes decreased $62,000 to $203,000 for the quarter ended March 31, 2004 from $265,000 in the same period of 2003. This is primarily the result of lower pre-tax income for the quarter ended 2004.

Other financial information is included in the tables that follow.

This press release contains certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated" and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Contact: Lyn G. Rupich
         President
         708-687-7400

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands (except per share data)
(Unaudited)
                                                    31-Mar-04          31-Dec-03
ASSETS

Cash and due from financial Institutions            $ 10,002            $ 19,801
Federal funds Sold                                     6,972                   0
                                                    ----------------------------
TOTAL CASH AND CASH EQUIVALENTS                       16,974              19,801

Securities                                            49,048              42,652
Loans receivable net of allowance for loan loss
   of $1,925 at March 31, 2004, and $1,962
   at December 31, 2003                              158,970             155,628
Federal Home Loan Bank Stock                          13,833              13,612
Premises and equipment                                 4,827               4,875
Accrued interest receivable & other assets             1,542               1,816
                                                    ----------------------------
TOTAL ASSETS                                        $245,194            $238,384
                                                    ============================

LIABILITIES AND SHAREHOLDERS EQUITY
Deposits                                             186,447            $183,847
Federal Home Loan Bank advances                       21,400              17,000
Advance payments by borrowers for taxes
   and insurance                                       1,189               1,651
Accrued expenses and other liabilities                 3,892               3,781
                                                    ----------------------------

TOTAL LIABILITIES                                    212,928             206,279
TOTAL EQUITY                                          32,266              32,105
                                                    ----------------------------
TOTAL LIABILITIES AND EQUITY                        $245,194            $238,384
                                                    ============================

                                                    31-Mar-04          31-Mar-03
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees                               $  2,325            $  2,354
Securities                                               468                 680
Interest earning deposits & other                        234                  83
Federal Funds Sold                                        12                  36
                                                    ----------------------------
TOTAL INTEREST INCOME                                  3,039               3,153

INTEREST EXPENSE ON DEPOSITS
Deposits                                                 942               1,079
Federal Home Loan Bank & Other                           203                 209
                                                    ----------------------------
Total Interest Expense                                 1,145               1,288
                                                    ----------------------------
NET INTEREST INCOME                                    1,894               1,865
Provision for loan losses                                  0                   0
                                                    ----------------------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                         1,894               1,865

NON-INTEREST INCOME
Insurance commissions                                     48                  89
Service charges on accounts                              103                 123
Other                                                     37                  74
                                                    ----------------------------
TOTAL NON-INTEREST INCOME                                188                 286

NON-INTEREST EXPENSE
Salaries and employee benefits                           913                 781
Occupancy                                                153                 224
Advertising & promotion                                   87                  67
Data processing                                          102                  80
Other                                                    265                 264
                                                    ----------------------------
TOTAL NON-INTEREST EXPENSE                             1,520               1,416

INCOME BEFORE INCOME TAXES                               562                 735
Income Tax Expense                                       203                 265
                                                    ----------------------------
NET INCOME                                          $    359            $    470
                                                    ============================
Basic Earnings per Share                            $  0.160            $  0.200
                                                    ============================

AJS Bancorp, Inc.
Financial Highlights
(unaudited)                                March 31, 2004      December 31, 2003
                                                       (In thousands)
Selected Financial Highlights:
------------------------------
Total assets                                 $  245,194               $  238,384
Loans receivable, net                           158,970                  155,628
Securities                                       49,048                   42,652
Deposits                                        186,447                  183,847
Federal Home Loan Bank advances                  21,400                   17,000
Stockholders' equity                             32,266                   32,105

Book value per share (1)                          13.70                    14.16

Number of shares outstanding (2)              2,355,534                2,355,180

                                        Three months ended    Three months ended
                                           March 31, 2004        March 31, 2003
                                     (In thousands except per share information)

Selected Operations Data:
-------------------------
Total interest income                        $    3,039               $   3,153
Total interest expense                            1,145                   1,288
                                             -----------------------------------
Net interest income                               1,894                   1,865
Provision for loan losses                             0                       0
                                             -----------------------------------
Net interest income after provision
for loan losses                                   1,894                   1,865
Noninterest income                                  188                     286
Noninterest expense                               1,520                   1,416
                                             -----------------------------------
Income before taxes                                 562                     735
Income tax provision                                203                     265
                                             -----------------------------------
Net income                                          359                     470
                                             ===================================

Earnings per share, basic                    $     0.16               $    0.20
Earnings per share, diluted                  $     0.15               $    0.20

                                        Three months ended    Three months ended
                                          March 31, 2004         March 31, 2003

Selected Operating Ratios:
--------------------------
Return on average assets                                 0.59%             0.79%
Return on average equity                                 4.37%             5.56%
Interest rate spread during the period                   3.00%             3.04%
Net interest margin                                      3.28%             3.32%
Average interest-earning assets to average interest-
   bearing liabilities                                 113.77%           112.41%
Efficiency ratio (3)                                    73.01%            65.83%


                                                   As of             As of
                                              March 31, 2004   December 31, 2003
                                              --------------   -----------------
Asset Quality Ratios:
---------------------
Non-performing assets to total assets                   0.47%              0.49%
Allowance for loan losses to non-performing loans     167.10%            172.71%
Allowance for loan losses to loans receivable, gross    1.20%              1.24%

(1)  Shareholders' equity divided by number of shares outstanding.
(2)  Total shares issued, less unearned ESOP shares, and treasury shares.
(3) Non-interest expense divided by the sum of net interest income and non-interest income.